Exhibit 10.11

July 2, 2015

Josh LeMaire

RE:   Josh LeMaire – Montrose Offer Letter

Dear Mr. LeMaire:

It is with great pleasure that I confirm our offer to join Montrose Services, LLC, a subsidiary of Montrose Environmental Group, Inc. (“Montrose” or “Company”), in the position of Vice President, Business Development and Marketing. You will report to the President of Montrose and will be based out of Ohio. Please carefully read the terms and conditions of this offer.

Compensation

Your compensation will be $200,000 per annum (currently paid in bi-weekly installments, minus applicable taxes and deductions). This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay in accordance with the local labor laws. You will be eligible this year for a bonus opportunity of up to 30% of your base salary. Finally, you will be issued 3,500 stock options upon commencement of your employment with Montrose.

Trial Period

During the first 90 days of employment, you are in your trial period with the Company. This means that you or we may end your employment at any time, with or without notice. After successful completion of 90 days, you will be considered a regular, at-will employee and will be given 50 hours of Paid-Time-Off (PTO). In addition, you will begin accruing PTO based on your hours worked up to a maximum of five (5) weeks. You will accrue a total of five (5) weeks of PTO annually.

Benefits

In addition to your compensation, you will be eligible to receive the benefits which are offered to Montrose employees. These benefits are described in the enclosed materials.

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 sales@montrose-env.com www.montrose-env.com

Start Date of Employment

You should expect to commence employment no later than July 20, 2015.

Employment Policies

On your first day of employment, you will receive a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook. These policies may be updated from time to time.

Job Offer Contingencies

This offer of employment is conditional upon the following:

I.

You providing Montrose with evidence of your U.S. citizenship or proof of your legal right to live and work in this country. (See enclosed list of appropriate documents as described on the Department of Homeland Security, Form I-9.) We are required by federal law to examine documentation of your employment eligibility. Note: This Company participates in e-verify.

II.

Because driving of company vehicles may be a requirement of the job, you must present to the Company your current driver’s license. The license and your driving record must be acceptable to our insurance company.

III.

Successful passing of a pre-employment drug screening will be required. Successful passing of reference, background or credit checks, and a physical capacity examination may be required. Montrose must receive a full release to work or set of limitations, if applicable, in writing, by the examining physician stating that you can fulfill all essential job duties with or without reasonable accommodation.

It is important that you bring the correct documents, listed in items I and II, on your first day of active service with Montrose. You cannot begin your employment until requirements I-III outlined above are satisfied.

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 sales@montrose-env.com www.montrose-env.com

Please be aware that the Company is an at-will employer and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

We look forward to welcoming you to Montrose. This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter. Please confirm your acceptance of this offer by signing and returning a copy of this letter to:

Yvonne Senouci

Vice President, Human Resources

Montrose Environmental Group, Inc.

1 Park Plaza, Suite 1000

Irvine, CA 92614

***

Should you have any questions about starting with the Company, please do not hesitate to contact me or a representative from the Human Resources Department (hr@montrose-env.com).

Sincerely,

/s/ Yvonne Senouci

Yvonne Senouci

Vice President, Human Resources

Montrose Environmental Group, Inc.

Agreed and acceptance of Montrose Offer Letter

Dated July 15, 2015:

Signature:	/s/ Josh LeMaire
Josh LeMaire

Date:             7-4-15

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 sales@montrose-env.com www.montrose-env.com